HUTCHINSON TECHNOLOGY REPORTS FOURTH QUARTER RESULTS

Flooding in Thailand Expected to Temporarily Suppress
 Hard Disk Drive Production and Suspension Assembly Demand

Company Leveraging U.S. Operations to Offset its Suspended Operations in Thailand

HUTCHINSON, Minn., Nov. 1, 2011 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $7.2 million, or $0.31 per share, on net sales of $74.4 million for its fiscal fourth quarter ended September 25, 2011.  The results for the quarter included:

▪	A gain on debt extinguishment of $2.9 million related to the previously announced exchange offer that was completed in July 2011 for $46.0 million of its 3.25% Convertible Subordinated Notes;
▪	Non-cash interest expense of $1.7 million resulting from the accounting for convertible debt instruments; and
▪	Consolidation expenses of $0.4 million and accelerated depreciation of $0.2 million related to the company’s previously announced manufacturing consolidation and restructuring plan.

Excluding these items, the company’s net loss for its fiscal 2011 fourth quarter totaled $7.9 million, or $0.34 per share.

In the preceding quarter, the company reported a net loss of $10.9 million, or $0.47 per share, on net sales of $72.2 million.  Results for the quarter included accelerated depreciation of $2.4 million, non-cash interest expense of $1.7 million, a $0.6 million reduction of previously estimated severance costs and $0.3 million of consolidation expenses.  Excluding these items, the company’s net loss in its fiscal 2011 third quarter totaled $7.2 million, or $0.31 per share.

Thailand Operations Update

As previously announced, severe flooding in Thailand required the company to suspend assembly operations at its Thailand facility in early October.  “Our sympathies are with our employees in Thailand, whose lives have been deeply impacted by this disaster,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer.  “Although we believe it will take multiple quarters, we fully intend to resume operations in Thailand.  Our operation in Thailand was meeting or exceeding our expectations for volume, quality and costs and remains integral to enabling us to become the industry’s lowest cost producer of suspension assemblies.”

Fortun said that the company is leveraging its U.S. assembly operations to offset the temporary loss of capacity in Thailand.  “Our available assembly capacity and vertically integrated components operations in the U.S. are enabling us to meet current levels of customer demand and should provide us with the flexibility to respond to increases in demand as the supply chain recovers,” said Fortun.  “We are very grateful to our employees in Thailand and the U.S. for their extraordinary efforts to help us respond to the unprecedented flooding.”

The company stated that it needs the floodwaters to recede before it can fully evaluate the damage to its assembly operations in Thailand and the financial impact of its recovery effort and insurance proceeds.  In addition to the impact on the company’s operations, the flooding in Thailand is constraining the overall capacity of the hard disk drive supply chain.  The resulting reduction in disk drive production is expected to result in a material decrease in demand for suspension assemblies in the company’s fiscal 2012 first quarter, and the company estimates that its first quarter shipments will be 80 million to 100 million.

Fiscal 2011 Fourth Quarter Review

In the company’s fiscal 2011 fourth quarter, its shipments of suspension assemblies increased 8% sequentially to 127.4 million.  “The increase was primarily due to an increase in shipments of suspension assemblies for mobile applications,” said Rick Penn, president of the Disk Drive Components Division.

Average selling price in the fiscal 2011 fourth quarter was $0.58, compared with $0.59 in the preceding quarter.  Gross profit in the fiscal 2011 fourth quarter totaled $5.1 million, or 7% of sales, compared to $4.2 million, or 6% of sales in the preceding quarter.

Penn said the consolidation of the company’s TSA+ equipment into its Eau Claire site was successfully completed in the fourth quarter and is already helping reduce its cost per part.  “We expect to realize significant cost savings as more of our volume shifts to TSA+ suspensions and as we further improve our TSA+ output and efficiency,” said Penn.  Shipments of TSA+ suspensions accounted for 60% of fourth quarter shipments, up from 51% in the preceding quarter.

Cash and investments at the end of the 2011 fourth quarter totaled $61.8 million, an increase of $6.9 million compared with the preceding quarter.  Borrowings totaled $10.4 million at the end of the quarter on a new revolving line of credit of up to $35 million.  The company used $3.1 million in cash during the quarter as part of the previously announced debt exchange and paid $1.8 million in debt issuance costs for the newly issued 8.50% Convertible Senior Notes and the new revolving line of credit.  Cash generated by operations in the fiscal 2011 fourth quarter was $5.4 million, and capital expenditures totaled $4.0 million.

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, November 1.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, production capability and costs, assembly operations in Thailand, impact of flooding in Thailand, product commercialization and adoption, cost reductions, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Hutchinson Technology Inc. 320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010

Net sales	$74,385	$74,026	$278,090	$347,189

Cost of sales	69,249	74,060	267,739	314,224

Gross profit (loss)	5,136	(34)	10,351	32,965

Research and development expenses	3,107	5,293	14,592	21,429

Selling, general and
administrative expenses	7,931	15,462	40,844	55,848

Severance and other expenses	352	3,674	6,745	3,674

Loss from operations	(6,254)	(24,463)	(51,830)	(47,986)

Interest expense	(4,054)	(3,652)	(15,065)	(15,876)

Interest Income	74	70	188	1,311

Gain on extinguishment of debt	2,915	-	8,382	6

Gain (loss) on short- and long-term
investments	-	-	978	(319)

Other income, net	211	1,100	1,868	2,357

Loss before income taxes	(7,108)	(26,945)	(55,479)	(60,507)

Provision (benefit) for income taxes	85	107	86	(1,585)

Net loss	$(7,193)	$(27,052)	$(55,565)	$(58,922)

Basic loss per share	$(0.31)	$(1.16)	$(2.38)	$(2.52)

Diluted loss per share	$(0.31)	$(1.16)	$(2.38)	$(2.52)

Weighted-average common
shares outstanding	23,383	23,366	23,377	23,362

Weighted-average common
and diluted shares outstanding	23,383	23,366	23,377	23,362

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	September 25,	September 26,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$60,174	$55,639
Short-term investments	1,612	48,899
Trade receivables, net	44,998	47,629
Other receivables	7,064	7,849
Inventories	55,018	53,568
Other current assets	1,692	2,353
Total current assets	170,558	215,937
Property, plant and equipment, net	223,134	258,233
Other assets	7,313	5,542
Total assets	$401,005	$479,712

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$10,681	$1,280
Accounts payable	18,373	15,788
Accrued expenses	7,759	8,593
Accrued compensation	12,431	12,911
Total current liabilities	49,244	38,572
Long-term debt, less current maturities	-	271
Convertible subordinated notes	144,159	174,920
Other long-term liabilities	1,280	1,271
Total liabilities	194,683	215,034
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,387,000 and 23,371,000
issued and outstanding	234	234
Additional paid-in capital	419,984	422,089
Accumulated other comprehensive income	190	876
Accumulated loss	(214,086)	(158,521)
Total shareholders' investment	206,322	264,678
Total liabilities and shareholders' investment	$401,005	$479,712

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Fifty-Two Weeks Ended
	September 25,	September 26,
	2011	2010
Operating activities:
Net loss	$(55,565)	$(58,922)
Adjustments to reconcile net loss to
cash (used for) provided by operating activities:
Depreciation and amortization	48,086	51,849
Stock-based compensation	1,870	3,462
Non-cash interest expense	7,576	8,456
Gain on short- and long-term investments	(978)	-
Impairment of assets	-	3,274
Loss on disposal of assets	1,182	173
Severance and other expenses	1,741	1,150
Gain on extinguishment of debt	(8,382)	(6)
Changes in operating assets and liabilities	1,932	4,306
Cash (used for) provided by operating activities	(2,538)	13,742

Investing activities:
Capital expenditures	(13,506)	(31,382)
Purchases of marketable securities	(12,412)	(71,739)
Sales / maturities of marketable securities	60,440	141,445
Cash provided by investing activities	34,522	38,324

Financing activities:
Repayment of long-term debt	(34,370)	(102,873)
Debt issuance costs	(3,490)	-
Net proceeds from revolving credit line	10,409	-
Net proceeds from issuance of common stock	2	55
Cash used for financing activities	(27,449)	(102,818)

Net increase (decrease) in cash and cash equivalents	4,535	(50,752)

Cash and cash equivalents at beginning of period	55,639	106,391

Cash and cash equivalents at end of period	$60,174	$55,639

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010

Net loss (A)	$(7,193)	$(27,052)	$(55,565)	$(58,922)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provision	-	-	-	-
Net loss available to common shareholders (B)	$(7,193)	$(27,052)	$(55,565)	$(58,922)

Weighted average common shares outstanding (C)	23,383	23,366	23,377	23,362
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (D)	23,383	23,366	23,377	23,362

Basic loss per share [(A)/(C)]	$(0.31)	$(1.16)	$(2.38)	$(2.52)
Diluted loss per share [(B)/(D)]	$(0.31)	$(1.16)	$(2.38)	$(2.52)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	September 25,	June 26,	September 26,
	2011	2011	2010

Net loss - GAAP	$(7,193)	$(10,940)	$(27,052)
Add severance and other expenses	352	-	3,674
Subtract severance and other expenses	-	(332)	-
Subtract gain on extinguishment of debt	(2,915)	-	-
Add accelerated depreciation	152	2,376	-
Add non-cash interest expenses	1,685	1,668	2,166
Net loss - Adjusted	$(7,919)	$(7,228)	$(21,212)

Net loss per common share – GAAP:

Basic loss per share	$(0.31)	$(0.47)	$(1.16)
Diluted loss per share	$(0.31)	$(0.47)	$(1.16)

Net loss per common share – Adjusted:

Basic loss per share	$(0.34)	$(0.31)	$(0.91)
Diluted loss per share	$(0.34)	$(0.31)	$(0.91)

Weighted average common and common equivalent shares outstanding:

Basic	23,383	23,379	23,366
Diluted	23,383	23,379	23,366

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.